Exhibit 95

Information Concerning Mine Safety Violations or Other Regulatory Matters Required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act

The Company, through a wholly owned subsidiary, owned or operated a total of twelve (12) sand, gravel, and aggregate quarries in Texas, Arkansas, and Louisiana during the three month period ended March 31, 2012. Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we disclose in our periodic reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 specific information about each of our quarries comprised of notices, violations, and orders made by the Federal Mine Safety and Health Administration (“MSHA”) pursuant to the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). The following table sets forth the reportable information required for quarries operated during the three month period ended March 31, 2012.

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violation Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Rye (4102547)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Belton (4101043)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Malloy Bridge (4102946)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Cottonwood (4104553)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Wills Point (4104113)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Waco-Angerman (4103492)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Indian Village (1600348)	0	0	0	0	0	$100.00	0	No	No	0	0	0
Lockesburg (0301681)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Kopperl (4104450)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Wills Point II (4104071)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Paradise (4103253)	0	0	0	0	0	$0.00	0	No	No	0	0	0
Anacoco (1600543)	1	0	0	0	0	$127.00	0	No	No	0	0	0

A. Anacoco – 1 S&S Citation – electric box was not labeled so as to indicate the device controlled

B. Indian Village – 1 non-S&S Citation – a bottle of antifreeze did not have a label on it

NOTES:

(i) Violations that are likely to cause reasonably serious injury are labeled “S&S” – significant and substantial. Penalties for S&S violations are based on a formula that considers six factors: 1) history of previous violations; 2) size of operator’s business; 3) any negligence by the operator; 4) gravity of the violation; 5) the operator’s good faith in trying to correct the violation promptly; and 6) effect of the penalty on the operator’s ability to stay in business. These factors are determined from the inspector’s findings, MSHA records, and information supplied by the operator.

(ii) Alvord and Beckett operations were suspended in 2011 and are deemed “abandoned” for reporting purposes under Mine Safety and Health Act.